SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	April 26, 2007
(Date of earliest event reported)	April 26, 2007

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

We own a 45.7 percent interest in ONEOK Partners, L.P. which owns a 50 percent interest in Northern Border Pipeline Company. We reflect our interest in Northern Border Pipeline Company as an investment in unconsolidated affiliates on our Consolidated Balance Sheets.

On April 26, 2007, Northern Border Pipeline Company disclosed in a Current Report on form 8-K filed with the Securities and Exchange Commission certain unaudited operating and financial information for the three months ended March 31, 2007 and 2006, and as of March 31, 2007 and December 31, 2006. Our share of Northern Border Pipeline Company’s operating results is reported as equity earnings from investments in our Consolidated Statements of Income and is $18.0 million and $26.1 million for the three months ended March 31, 2007 and 2006, respectively.

The summarized unaudited operating and financial information disclosed by Northern Border Pipeline Company for the three months ended March 31, 2007, and 2006 and as of March 31, 2007 and December 31, 2006 is as follows:

	Three months ended March 31
(unaudited)	2007	2006
Operating Results
Gas delivered (million cubic feet)	199,988	210,711
Average throughput (million cubic feet per day)	2,280	2,403

Financial Results (millions of U.S. dollars)
Operating revenues	79.6	79.8
Operating expenses
Operations and maintenance	10.4	9.4
Depreciation and amortization	15.3	14.6
Taxes other than income	7.4	8.1

Total operating expenses	33.1	32.1

Operating income	46.5	47.7
Interest expense, net	(10.8)	(10.7)
Other income, net	0.4	0.4

Net income	36.1	37.4

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.4	3.3
Growth	—	6.6

	March 31, 2007	December 31, 2006
Summary Balance Sheet Data (millions of U.S. dollars)	(unaudited)	(unaudited)
Total assets	1539.5	1544.7

Other current liabilities and reserves and deferred credits	51.0	49.8
Long-term debt (including current maturities and notes payable)	622.3	619.8
Partners’ capital	865.7	874.1
Accumulated other comprehensive income	0.5	1.0

Total liabilities and partners’ equity	1539.5	1544.7

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Northern Border Pipeline Company’s net income for the first quarter of 2007 was $1.3 million lower when compared with the same period last year. The reduction in net income for the first quarter was primarily due to increased operating expenses. Northern Border Pipeline Company’s average contracted capacity was similar in the first quarter of 2007 when compared with the same period last year.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date: April 26, 2007	By:	/s/ Curtis L. Dinan
Curtis L. Dinan
Senior Vice President – Chief Financial Officer and Treasurer

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